Exhibit 99.1

Company Contact:
Randy Keys, CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

Evolution Petroleum Announces Results for the
Fiscal 2017 Third Quarter Ended March 31, 2017 and
Declares Quarterly Common Stock Dividend

Houston, TX, May 8, 2017 - Evolution Petroleum today reported financial and operating highlights for its fiscal third quarter ended March 31, 2017, with comparisons to the fiscal second quarter ended December 31, 2016 (the "prior quarter") and the quarter ended March 31, 2016 (the "year-ago quarter").
Highlights for the Quarter:

•	Revenues for the fiscal third quarter of 2017 were $9.5 million, an increase of 87% over the third quarter of 2016.

•	Net income was $2.4 million in the third quarter of 2017, or $0.07 per diluted common share, versus a net loss of $298,000, or $0.01 per common diluted share, in the year ago quarter.

•	The Company paid its fourteenth consecutive quarterly cash dividend on common stock, in the amount of $0.07 per share, which reflected an 8% increase over the prior quarter.

•
Delhi natural gas liquid ("NGL") sales commenced in the current quarter. Gross NGL sales volumes averaged 830 barrels per day as volumes ramped up during the quarter. Our net NGL sales volumes were 218 barrels per day and the net realized NGL price was $23.71 per barrel.

•
Gross oil production in the Delhi field increased 2.7% over the prior quarter, increasing to 7,786 barrels of oil per day (“BOPD”) from 7,580 BOPD, continuing a positive trend of optimizing production in the CO2 flood. Our net oil production increased to 2,042 BOPD from 1,987 BOPD in the prior quarter and the net realized oil price per barrel was $49.29 compared to $46.66 in the prior quarter, an increase of 6%.

•
Lifting costs at Delhi were $13.82 per barrel, which represents a 10.2% increase over the prior quarter and a 5.3% increase over the year-ago quarter. The increase in lifting costs is almost entirely attributable to incremental costs for the NGL plant, which commenced operations at the beginning of the quarter.

•
The Company ended the quarter with $21.5 million of working capital, substantially all of which was cash. With essentially all of our capital spending for the NGL plant completed in the prior quarter, our working capital increased by $2.9 million, despite paying $2.3 million in quarterly common stock dividends.

•	The Company remains debt free.
“Oil production in the Delhi field continues its positive trend, with gross production increasing by over 200 BOPD from the prior quarter,” said Randy Keys, President and CEO. “We continue to see the benefits from diverse conformance workovers and performance enhancement projects designed to improve efficiency in use of the recycle CO2 stream. Further, these results have been achieved while reducing purchased CO2 volumes.
“Additionally, the Company began selling NGL’s from the NGL recovery plant during the quarter. This plant is designed to enhance the efficiency of the CO2 flood by purifying the recycle CO2 stream, produce high-value natural gas liquids for sale and also produce methane and ethane for conversion to electricity in the field. The NGL plant is meeting all objectives, and we are working through technical adjustments to continue to improve the production rates and efficiency of the process. The NGL plant is a very important milestone in the development of the Delhi field and for Evolution Petroleum.”
Results for the Quarter Ended March 31, 2017
In the current quarter, operating revenues were $9.5 million, based on an average realized oil price of $49.29 per barrel and an average NGL price of $23.71 per barrel, and generated $3.9 million in income from operations. In the year ago quarter, operating revenues were $5.1 million and we had a loss from operations of $0.7 million, based on an average oil price of $30.00 per barrel. Net oil production volumes were 2,042 BOPD, an increase of 11% from 1,834 BOPD in the year ago quarter. In addition, the Company added 218 barrels per day of higher-value natural gas liquids from start-up of the NGL plant, which were sold at a net realized price of $23.71 per barrel. Net income for the quarter was $2.4 million, or $0.07 per diluted share.
Production costs in the Delhi field were $2.8 million in the current quarter, up from $2.3 million in the prior quarter and $2.2 million in the year ago quarter. The current quarter includes approximately $0.5 million of incremental operating costs from the NGL plant, which accounts for almost all of the increase in costs from the prior quarter. These costs include some non-recurring expenses associated with start-up of the NGL plant and do not yet reflect any significant savings in power costs from the electric generation capacity of the plant. Purchased CO2 volumes were 66.3 million cubic feet (MMcf) per day, unchanged from the prior quarter, and our total CO2 costs were also flat at approximately $1.0 million in each of the past two quarters.
General and administrative (“G&A”) expenses were $1.3 million for the quarter, of which $0.3 million were noncash stock-based compensation expenses and approximately $1.0 million were cash costs. These amounts were up slightly from the prior quarter, but represent a 44% reduction from the year-ago quarter, which included significant litigation costs. The Company made significant reductions in G&A costs since the downturn began, but we have recently incurred a small amount of discretionary costs in connection with the evaluation of potential producing property acquisitions.
Delhi Operations and Capital Spending
Gross oil production at Delhi averaged 7,786 BOPD during the quarter, a 2.7% increase from the prior quarter and an increase of 12.5% from the year-ago quarter. There continues to be increased production from conformance projects and other production enhancement operations. Gross NGL sales for this initial quarter of production were 830 barrels per day. After an initial startup period in January 2017, the NGL plant averaged approximately 1,100 barrels per day on a gross basis during February and March 2017. During these two months, the plant operated at 20% to 30% below its full capacity. Based on results seen in this initial operating period, we believe the plant should be able to achieve more than 1,400 barrels per day at full capacity. Startup of new processing plants often involves a period of adjustments to reach equilibrium operations and we are working with the operator to resolve the issues which are currently limiting full production capacity for the plant.
The NGL plant includes an electric turbine to convert methane and part of the ethane removed by the plant to electricity. This electricity will provide power to the NGL plant and is expected to supply excess power to the CO2 recycle facility, which is expected to reduce part of existing power costs in the Delhi field. During the first quarter of production, with the NGL plant operating at less than full capacity and ramping up the flow rate during the quarter, the Company has yet to see measurable savings in power costs. The NGL plant is accomplishing its primary objective of removing the lighter hydrocarbons (i.e. methane and ethane), thereby increasing the purity of the CO2 recycle stream and improving the efficiency of the flood. Over time, this is expected to increase the recovery of crude oil in the field. The plant is also providing feedstock to power the electric turbine and producing significant quantities of higher value NGL's for sale.
Costs from inception of the NGL plant totaled $26.3 million, which is believed to represent substantially all the capital costs to be incurred. The final cost of the plant was within 8% of budget and differed primarily as a result of price increases on specialized components after the original estimate, and additional commissioning costs.
During the quarter, less than $0.2 million was spent on capital workover projects for conformance operations in the Delhi field. Current expectations for capital spending during the remainder of the fiscal year ended June 30, 2017 include a few additional conformance and workover operations totaling less than $1 million net to Evolution. These new projects result from the demonstrated benefits from previous conformance efforts and the significant returns that have been realized from relatively modest capital investments in the field. The Company has seen significant production increases from conformance projects over the past two years.
Based on recent meetings with the field operator, new opportunities have been identified to invest in the Delhi field during the second half of this calendar year, which is part of the fiscal 2018 plan. The majority of this capital is planned for an infill drilling program to enhance production in the current developed area of the flood. This program will consist of up to five new CO2 injection wells and seven new production wells and will target productive oil zones which are not being swept effectively by the current CO2 flood. This infill program is expected to both add production and increase ultimate recoveries above the current proved oil reserves. There are other capital projects proposed to add water injection infrastructure for the Phase Five expansion of the Delhi field so that it can be developed in a safe and responsible manner. The expansion is expected to occur during calendar 2018, subject to oil prices and other factors.

Liquidity and Capital Resources
Liquidity improved by $2.9 million and the Company ended the quarter with $21.5 million in working capital and $10 million of undrawn liquidity under its reserve-based credit facility. Our low cost structure provides solid cash flow, even in periods of weaker oil prices, and it is expected that capital needs will be relatively modest now that the NGL plant is complete. The Company expects to continue to generate significant free cash flow in the current oil price environment.
Cash Dividend on Common Stock
The Board of Directors declared a cash dividend of $0.07 per share of common stock, which will be paid on June 30, 2017 to common stockholders of record on June 15, 2017. This is the fifteenth consecutive quarterly cash dividend on the common stock, which has been paid since the end of calendar year 2013.
Quarterly Conference Call
For the past two quarters, Evolution has pre-recorded its quarterly conference call as a webcast audio commentary with associated slides. This presentation may be accessed at the following link:
https://www.brainshark.com/evolutionpetroleum/Qtr-Mar2017
It will also be available on the Company's website, www.EvolutionPetroleum.com, as soon as practical after the distribution of this quarterly earnings press release. This commentary, which is approximately 13 minutes in length, will be re-broadcast on Tuesday, May 9, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central). The re-broadcast will be followed by a live question and answer session at approximately 11:15 a.m. Eastern Time (10:15 a.m. Central). To access the conference call by phone, please dial 1-855-327-6837 (US and Canada) or 1-631-891-4304 (International). To listen live via webcast or to hear a rebroadcast, please go to www.EvolutionPetroleum.com. A replay will be available two hours after the end of the conference call through May 16, 2017 by calling 1-844-512-2921 (US and Canada) or 1-412-317-6671 (International) and providing the replay pin number of 10002847.

Investor Conference Presentation
David Joe, Chief Financial Officer of Evolution, will present at the East Coast IDEAS Investor Conference on Thursday, May 18, 2017 at the Boston Park Plaza in Boston, Massachusetts. Evolution’s presentation is scheduled to begin at 11:20 a.m. Eastern Time (10:20 a.m. Central Time). The presentation will be webcast live and may be accessed at the conference website, www.IDEASConferences.com, or on the home page of the Company's website: www.EvolutionPetroleum.com.  The presentation materials will be available on the Company’s website the day of the event.
The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC.
About Evolution Petroleum
Evolution Petroleum Corporation develops and produces petroleum reserves within known oil and gas reservoirs in the U.S., with a focus on maximizing value per share. Our principal asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi Field. Additional information, including the Company's most recent annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range risks and uncertainties. Statements herein using words such as "believe," "expect," "plans" and words of similar meaning are forward-looking statements. Although our expectations are based on engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contact:
Randy Keys, President and CEO
(713) 935-0122
rkeys@evolutionpetroleum.com

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,		December 31,	Nine Months Ended March 31,
	2017	2016	2016	2017	2016
Revenues
Crude oil	$9,060,796	$5,005,955	$8,529,817	$25,184,468	$18,897,572
Natural gas liquids	464,641	597	—	464,730	2,332
Natural gas	—	183	—	(4)	1,204
Artificial lift technology services	—	100,000	—	—	207,960
Total revenues	9,525,437	5,106,735	8,529,817	25,649,194	19,109,068
Operating costs
Production costs	2,811,258	2,192,217	2,292,421	7,448,320	7,030,537
Cost of artificial lift technology services	—	10,933	—	—	70,932
Depreciation, depletion and amortization	1,523,475	1,268,800	1,307,510	4,104,424	3,958,644
Accretion of discount on asset retirement obligations	13,562	11,695	13,106	39,892	34,555
General and administrative expenses *	1,283,906	2,304,237	1,241,399	3,760,348	6,046,603
Restructuring charges **	—	—	—	—	1,257,433
Total operating costs	5,632,201	5,787,882	4,854,436	15,352,984	18,398,704
Income (loss) from operations	3,893,236	(681,147)	3,675,381	10,296,210	710,364
Other
Gain on realized derivative instruments, net	3,350	1,795,431	—	3,440	3,960,059
Gain (loss) on unrealized derivative instruments, net	47,965	(1,314,044)	—	33,833	119,679
Delhi field insurance recovery related to pre-reversion event	—	—	—	—	1,074,957
Interest and other income	13,099	11,851	14,061	39,905	23,516
Interest expense	(20,317)	(14,036)	(20,711)	(61,373)	(51,162)
Income (loss) before income taxes	3,937,333	(201,945)	3,668,731	10,312,015	5,837,413
Income tax provision (benefit)	1,518,190	(72,337)	1,361,097	3,768,463	2,051,521
Net income (loss) attributable to the Company	2,419,143	(129,608)	2,307,634	6,543,552	3,785,892
Dividends on preferred stock	—	168,575	—	250,990	505,726
Deemed dividend on preferred shares called for redemption	—	—	—	1,002,440	—
Net income (loss) available to common stockholders	$2,419,143	$(298,183)	$2,307,634	$5,290,122	$3,280,166
Earnings (loss) per common share
Basic	$0.07	$(0.01)	$0.07	$0.16	$0.10
Diluted	$0.07	$(0.01)	$0.07	$0.16	$0.10
Weighted average number of common shares
Basic	33,062,297	32,879,381	33,047,166	33,021,865	32,779,234
Diluted	33,115,699	32,879,381	33,083,027	33,064,708	32,834,765

* General and administrative expenses for the three months ended March 31, 2017, 2016 and December 31, 2016 included non-cash stock-based compensation expense of $291,151, $277,907 and $275,184, respectively. For the nine months ended March 31, 2017 and 2016, non-cash stock compensation expense was $878,023 and $708,746, respectively.

** Restructuring charges include $59,339 of non-cash stock compensation expense for the nine months ended March 31, 2016.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2017	June 30, 2016
Assets
Current assets
Cash and cash equivalents	$20,220,249	$34,077,060
Receivables	3,372,199	2,638,188
Deferred tax asset	—	105,321
Derivative assets, net	47,965	14,132
Prepaid expenses and other current assets	697,346	251,749
Total current assets	24,337,759	37,086,450
Oil and natural gas property and equipment, net (full-cost method of accounting)	62,771,528	59,970,463
Other property and equipment, net	45,194	28,649
Total property and equipment	62,816,722	59,999,112
Other assets	312,842	365,489
Total assets	$87,467,323	$97,451,051
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,707,415	$5,809,107
Accrued liabilities and other	694,051	2,097,951
State and federal income taxes payable	457,306	621,850
Total current liabilities	2,858,772	8,528,908
Long term liabilities
Deferred income taxes	14,814,714	11,840,693
Asset retirement obligations	811,226	760,300
Total liabilities	18,484,712	21,129,901
Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock, par value $0.001; 5,000,000 shares authorized:8.5% Series A Cumulative Preferred Stock, 1,000,000 shares designated, 317,319 shares issued; no shares outstanding at March 31, 2017 as all shares were redeemed November 14, 2016 (Note 8); and 317,319 shares outstanding at June 30, 2016 with a liquidation preference of $7,932,975 ($25.00 per share)	—	317
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,062,297 shares and 32,907,863 as of March 31, 2017 and June 30, 2016, respectively	33,062	32,907
Additional paid-in capital	40,659,387	47,171,563
Retained earnings	28,290,162	29,116,363
Total stockholders’ equity	68,982,611	76,321,150
Total liabilities and stockholders’ equity	$87,467,323	$97,451,051

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net income attributable to the Company	$6,543,552	$3,785,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,146,898	3,991,055
Impairments included in restructuring charge	—	569,228
Stock-based compensation	878,023	768,085
Accretion of discount on asset retirement obligations	39,892	34,555
Settlements of asset retirement obligations	(157,910)	—
Deferred income taxes	3,079,342	(399,256)
(Gain) loss on derivative instruments, net	(37,273)	(4,099,759)
Write-off of deferred loan costs	—	50,414
Changes in operating assets and liabilities:
Receivables	(723,161)	1,178,053
Prepaid expenses and other current assets	(445,597)	20,696
Accounts payable and accrued expenses	(1,808,566)	(98,254)
Income taxes payable	(164,544)	(35,405)
Net cash provided by operating activities	11,350,656	5,765,304
Cash flows from investing activities
Derivative settlement payments (paid) received	(318,618)	3,513,285
Capital expenditures for oil and natural gas properties	(10,096,475)	(12,191,121)
Capital expenditures for other property and equipment	(32,260)	(1,876)
Other assets	—	(161,345)
Net cash used in investing activities	(10,447,353)	(8,841,057)
Cash flows from financing activities
Proceeds from exercise of stock options	—	51,000
Cash dividends to preferred stockholders	(250,990)	(505,726)
Cash dividends to common stockholders	(6,116,323)	(4,932,247)
Common share repurchases, including shares surrendered for tax withholding	(459,858)	(1,355,880)
Tax benefits related to stock-based compensation	—	3,727,913
Redemption of preferred shares	(7,932,975)	—
Other	32	(21,969)
Net cash used in financing activities	(14,760,114)	(3,036,909)
Net decrease in cash and cash equivalents	(13,856,811)	(6,112,662)
Cash and cash equivalents, beginning of period	34,077,060	20,118,757
Cash and cash equivalents, end of period	$20,220,249	$14,006,095

Supplemental disclosures of cash flow information:	Nine Months Ended March 31,
	2017	2016
Income taxes paid	$1,383,773	$480,000
Louisiana carryback income tax refund and related interest received	—	1,556,999
Non-cash transactions:
Change in accounts payable used to acquire property and equipment	(3,181,640)	(130,202)
Deferred loan costs charged to oil and gas property costs	—	107,196
Oil and natural gas property costs incurred through recognition of asset retirement obligations	14,119	—
Settlement of accrued treasury stock purchases	—	(170,283)
Royalty rights acquired through non-monetary exchange of patent and trademark assets		108,512

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	March 31, 2017	Dec. 31, 2016	Variance	Variance %
Oil and gas production:
Crude oil revenues	$9,060,796	$8,529,817	$530,979	6.2%
NGL revenues	464,641	—	464,641	n.m.
Natural gas revenues	—	—	—	n.m.
Total revenues	$9,525,437	$8,529,817	$995,620	11.7%

Crude oil volumes (Bbl)	183,811	182,815	996	0.5%
NGL volumes (Bbl)	19,594	—	19,594	n.m.
Natural gas volumes (Mcf)	—	—	—	n.m.
Equivalent volumes (BOE)	203,405	182,815	20,590	11.3%

Crude oil (BOPD, net)	2,042	1,987	55	2.8%
NGLs (BOEPD, net)	218	—	218	n.m.
Natural gas (BOEPD, net)	—	—	—	n.m
Equivalent volumes (BOEPD, net)	2,260	1,987	273	13.7%

Crude oil price per Bbl	$49.29	$46.66	$2.63	5.6%
NGL price per Bbl	23.71	—	23.71	n.m.
Natural gas price per Mcf	—	—	—	n.m
Equivalent price per BOE	$46.83	$46.66	$0.17	0.4%

CO2 costs	$1,049,035	$1,041,741	$7,294	0.7%
All other lease operating expenses	1,762,223	1,250,680	511,543	40.9%
Production costs	$2,811,258	$2,292,421	$518,837	22.6%
Production costs per BOE	$13.82	$12.54	$1.28	10.2%

CO2 volumes (MMcf per day, gross)	66.3	67.0	(0.7)	(1.0)%

Oil and gas DD&A (a)	$1,515,368	$1,299,813	$215,555	16.6%
Oil and gas DD&A per BOE	$7.45	$7.11	$0.34	4.8%

n.m. Not meaningful.

(a) Excludes non-operating depreciation and amortization of $8,107 and $7,697 for the three months ended March 31, 2017 and December 31, 2016, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended March 31,
	2017	2016	Variance	Variance %
Oil and gas production:
Crude oil revenues	$9,060,796	$5,005,955	$4,054,841	81.0%
NGL revenues	464,641	597	464,044	n.m.
Natural gas revenues	—	183	(183)	n.m.
Total revenues	$9,525,437	$5,006,735	$4,518,702	90.3%

Crude oil volumes (Bbl)	183,811	166,881	16,930	10.1%
NGL volumes (Bbl)	19,594	47	19,547	n.m.
Natural gas volumes (Mcf)	—	145	(145)	n.m.
Equivalent volumes (BOE)	203,405	166,952	36,453	21.8%

Crude oil (BOPD, net)	2,042	1,834	208	11.3%
NGLs (BOEPD, net)	218	1	217	n.m.
Natural gas (BOEPD, net)	—	—	—	n.m.
Equivalent volumes (BOEPD, net)	2,260	1,835	425	23.2%

Crude oil price per Bbl	$49.29	$30.00	$19.29	64.3%
NGL price per Bbl	23.71	12.70	11.01	86.7%
Natural gas price per Mcf	—	1.26	(1.26)	n.m.
Equivalent price per BOE	$46.83	$29.99	$16.84	56.2%

CO2 costs	$1,049,035	$831,485	$217,550	26.2%
All other lease operating expenses	1,762,223	1,360,732	401,491	29.5%
Production costs	$2,811,258	$2,192,217	$619,041	28.2%
Production costs per BOE	$13.82	$13.13	$0.69	5.3%

CO2 volumes (MMcf per day, gross)	66.3	73.1	(6.8)	(9.3)%

Oil and gas DD&A (a)	$1,515,368	$1,262,164	$253,204	20.1%
Oil and gas DD&A per BOE	$7.45	$7.56	$(0.11)	(1.5)%

Artificial lift technology services:
Services revenues	$—	$100,000	$(100,000)	n.m.
Cost of service	—	10,933	(10,933)	n.m.

n.m. Not meaningful.

(a) Excludes depreciation and amortization expense for artificial lift technology services and $8,107 and $6,636 of other depreciation and amortization expense for the three months ended March 31, 2017 and 2016, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Nine Months Ended March 31,
	2017	2016	Variance	Variance %
Oil and gas production:
Crude oil revenues	$25,184,468	$18,897,572	$6,286,896	33.3%
NGL revenues	464,730	2,332	462,398	n.m.
Natural gas revenues	(4)	1,204	(1,208)	n.m.
Total revenues	$25,649,194	$18,901,108	$6,748,086	35.7%

Crude oil volumes (Bbl)	544,628	489,644	54,984	11.2%
NGL volumes (Bbl)	19,598	171	19,427	n.m.
Natural gas volumes (Mcf)	16	634	(618)	n.m.
Equivalent volumes (BOE)	564,229	489,921	74,308	15.2%

Crude oil (BOPD, net)	1,988	1,780	208	11.7%
NGLs (BOEPD, net)	71	1	70	n.m.
Natural gas (BOEPD, net)	—	—	—	n.m.
Equivalent volumes (BOEPD, net)	2,059	1,781	278	15.6%

Crude oil price per Bbl	$46.24	$38.59	$7.65	19.8%
NGL price per Bbl	23.71	13.64	10.07	73.8%
Natural gas price per Mcf	(0.25)	1.90	(2.15)	n.m.
Equivalent price per BOE	$45.46	$38.58	$6.88	17.8%

CO2 costs	$3,168,909	$3,238,076	$(69,167)	(2.1)%
All other lease operating expenses	4,279,411	3,792,461	486,950	12.8%
Production costs	$7,448,320	$7,030,537	$417,783	5.9%
Production costs per BOE	$13.20	$14.35	$(1.15)	(8.0)%

CO2 volumes (MMcf per day, gross)	69.0	78.7	(9.7)	(12.3)%

Oil and gas DD&A (a)	$4,080,818	$3,705,386	$375,432	10.1%
Oil and gas DD&A per BOE	$7.23	$7.56	$(0.33)	(4.4)%

Artificial lift technology services:
Services revenues	$—	$207,960	$(207,960)	n.m.
Cost of service	—	70,932	(70,932)	n.m.
Depreciation and amortization expense	$—	$238,475	$(238,475)	n.m.

n.m. Not meaningful.

(a) Excludes depreciation and amortization expense for artificial lift technology services and $23,606 and $14,783 of other depreciation and amortization expense for the nine months ended March 31, 2017 and 2016, respectively.

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